Exhibit 10.8
PHOENIX INTERNATIONAL VENTURES, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made as of this 14th day of December, 2006 by and between PHOENIX INTERNATIONAL VENTURES, INC., a Nevada corporation, having an office at 2201 Lockheed Way, Carson City, Nevada 89706 ("Employer") and Teja N. Shariff, an individual with an address at 388 East Main Street, Branford, CT 06405 ("Executive");

W I T N E S S E T H:

WHEREAS, Employer desires to employ Executive as the Chief Financial Officer of Employer; and

WHEREAS, Executive is willing to be employed as the Chief Financial Officer of Employer in the manner provided for herein, and to perform the duties of the Chief Financial Officer of Employer upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1. Employment. Effective the Effective Date (herein defined), Employer hereby employs Executive as the Chief Financial Officer.

2. Term. Subject to Section 9 and Section 10 below, the term of this Agreement shall be for a period of twenty-four (24) months commencing on the Effective Date (the “Term”). The Term of this Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term.

The Effective Date shall mean the earlier of (i) ninety (90) days after filing of a registration statement concerning Employer’s common stock with the Securities and Exchange Commission (“SEC”) and (ii) the SEC’s declaration of the effectiveness of such registration statement.

3. Duties.

(a) The Executive shall perform those functions assigned to him from time to time by the Board and/or the Employer’s Chief Executive Officer and President, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Executive shall report directly and solely to Chief Executive Officer and President. The Executive, for no extra consideration, will act as Employer’s Principal Accounting and Financial Officer.

(b) Executive’s employment by Employer and its affiliates shall be on an as needed basis during the Term, Executive agrees that he will (i) devote so much of his business time and attention as Employer may require, his best efforts, and all his skill and ability to promote the interests of Employer, and if, as, and when requested, the interests of Employer’s affiliates, and (ii) carry out his duties and work with other employees of Employer in a competent and professional manner.

(c) Executive agrees that, for no additional compensation, he will serve as a member of Employer’s Board or serving as Employer’s secretary.

4. Compensation.

(a) (i) Executive shall be paid $60,000 per year during the Term. Executive shall be paid periodically in accordance with the policies and procedures of the Employer during the Term, but not less than monthly. In this regard, if Employer does not have sufficient cash flow to pay Executive his compensation that is due and payable hereunder in accordance with this Agreement’s terms, Employer shall so notify Executive of this circumstance and shall be entitled to suspend periodic payments of Executive’s compensation. Executive’s compensation will nevertheless continue to accrue and will be shown on Employer’s books and financial statements as a debt of Employer. When Employer has sufficient cash flow, it shall promptly pay Executive his accrued but unpaid compensation and recommence periodic payments of compensation under this Agreement.

(ii) Executive is eligible for an annual increase (but not decrease) in his base compensation, which will be determined by the Board and paid in accordance with policies and procedures set from time-to-time by the Board.

(iii) The Board shall from time-to-time consider other incentive programs, without duplication, for Executive, which are customary for executive officers similarly situated in Employer’s industry.

(b) Employer shall include Executive in its health insurance program available to Employer's executive officers and shall pay 100% of the premiums for such program.

(c) Executive shall have the right to participate in any other employee benefit plans established by Employer.

(d) Executive shall receive such other benefits such as life insurance and disability insurance, which are customary for executive officers similarly situated in Employer’s industry, as deemed appropriate by the Board.

5.  Expenses. Executive shall be reimbursed for all of his actual, out-of-pocket, ordinary and necessary expenses incurred in the performance of his duties hereunder. Such expenses must be previously approved by Employer and must be otherwise acceptable to Employer, which approval shall not be unreasonably withheld. Executive shall submit to Employer reasonably detailed receipts with respect thereto.

6. Vacation. Executive shall not be entitled to any paid vacation time.

7. Secrecy. At no time shall Executive disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning the internal affairs, business operations, and trade secrets of Employer. To this end, Executive shall execute and deliver Employer’s Agreement Relating to Inventions, Patents, Copyrights, and Confidential Information (Including Covenant against Competing Employment).

8.  Covenant Not to Compete.
(a) Subject to, and limited by, Section 10(b), Executive will not, at any time, during the Term, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of Employer as such business may be conducted on the date thereof or on the date of the termination of this Agreement for any reason, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than two percent (2%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange, the NASDAQ Stock Market, or the over-the-counter bulletin board or any successor thereto. As used in this Agreement, the business of Employer shall be the business of manufacturing, upgrading and remanufacturing of ground support equipment for the defense-aerospace industry.

(b) For a period one (1) year from the date of termination of this agreement Executive shall not contact or solicit any of the Employer’s dealers, customers, employees or suppliers.

9. Termination.

(a) Termination by Employer

(i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) Executive's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Executive's disregard of lawful instructions of Employer’s Board of Directors and/or Chief Executive Officer and President consistent with Executive's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (C) engaging by the Executive in conduct that constitutes activity in competition with Employer, (D) the conviction of Executive for the commission of a felony, and/or (E) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Executive's employment under this Agreement for Cause unless Executive shall have first received notice from the Board advising Executive of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Executive shall have had a reasonable opportunity (at least 10 days from the date Executive receives the notice from the Board) to correct the acts or omissions so complained of. If this Agreement is terminated for Cause, Employer shall have no further obligation to compensate Executive pursuant to Section 4 above as of the date of termination, except for salary and bonus accrued by the Executive as of the date of termination.

(ii) This Agreement automatically shall terminate upon the death of Executive, except that Executive's estate shall be entitled to receive any amount accrued under Section 4.

(b) Termination by Executive

(i) Executive shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through (E):

(A) Executive is not elected or retained as the Chief Financial Officer.
(B) Employer acts to materially reduce Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Executive shall continue to have the same duties and responsibilities with respect to Employer's business, and Executive shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets.

(C) A Material Reduction (as hereinafter defined) in Executive's rate of base compensation, or Executive's other benefits. "Material Reduction" shall mean a ten percent (10%) differential;

(D) A failure by Employer to obtain the assumption of this Agreement by any successor; or

(E) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer.

(ii) Anything herein to the contrary notwithstanding, Executive may terminate this Agreement upon ninety (90) days written notice.

(iii) If Executive shall terminate this Agreement under Section 9(b)(i)(A)-(E), Executive shall be entitled to receive six (6) months salary. Other than the foregoing payment, Employer shall have no further obligation to compensate Executive pursuant to Section 4 above. If Executive shall terminate this Agreement pursuant to Section 9(b)(ii), Executive shall only be entitled to any accrued and unpaid base compensation as of the date of termination as provided in Section 4(a).

10.	Consequences of Breach by Employer; Employment Termination

(a) If Employer shall terminate Executive's employment under this Agreement, without Cause, or in any way that is a breach of this Agreement by Employer, the following shall apply:

(i) Executive shall be entitled to payment of six (6) months salary; and

(ii) Executive shall be entitled to payment of any previously declared bonus as provided in Section 4 above.

(b) In the event of termination of Executive's employment pursuant to Section 9(b)(i) of this Agreement, the provisions of Section 8 shall not apply to Executive.

11. Enforceability. Executive acknowledges that certain of the provisions contained in this Agreement, including but not limited to those contained in Section 7 and Section 8 hereof, are intended to protect Employer, and accordingly each employee of Employer shall be deemed a third party beneficiary with respect to such provisions and shall have the right to enforce such provisions as appropriate. The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

12. No Conflict. Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by Executive upon his/her performance of his/her duties pursuant to this Agreement.

13. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.
14. Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Executive with respect to Executive's employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Executive and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

15. Assignment. This Agreement shall not be assigned to other parties, except in the event of the sale of all of Employer’s business and the assumption in writing of Employer’s obligations hereunder by the purchaser of Employer’s business. Notwithstanding the foregoing, Executive may assign his right to receive compensation hereunder to one of his affiliates.

16.  Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the State of Nevada, without regard to the conflicts of laws principles thereof.

17. Notices. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

(a) delivered by hand;

(b) three business days after being sent by registered or certified mail, return receipt requested; or

(c) received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses as the party may designate to itself by notice to the other parties:

(i) if to the Employer:

Phoenix International Ventures, Inc.
2201 Lockheed Way
Carson City, Nevada 89706
Attention: Zahir Teja

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Attention: Arthur S. Marcus, Esq.

(ii) if to the Executive:

Teja N. Shariff
388 East Main Street
Branford, CT 06405

18. Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

19. Withholdings. Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, each of the undersigned has executed this Employment Agreement as of the day and year first above written.

PHOENIX INTERNATIONAL VENTURES, INC.

By:	/s/ Zahir Teja
Zahir Teja
Chief Executive Officer/President

By:	/s/ Teja N. Shariff
Teja N. Shariff